Exhibit 99.1
PRIME HEALTHCARE SERVICES, INC.
AND SUBSIDIARIES

INDEPENDENT AUDITOR’S REPORT
AND
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

CONTENTS

PAGE

INDEPENDENT AUDITOR’S REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated balance sheets	2-3
Consolidated statements of income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6-7
Notes to consolidated financial statements	8-27

[LETTERHEAD OF MOSS ADAMS LLP]
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Prime Healthcare Services, Inc., and Subsidiaries
We have audited the accompanying consolidated balance sheets of Prime Healthcare Services, Inc., and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Prime Healthcare Services, Inc., and Subsidiaries’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Healthcare Services, Inc., and Subsidiaries, as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the consolidated financial statements, the Company adopted FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities effective January 1, 2005. The Company has accounted for the effect of the adoption as a cumulative effect change in the consolidated statement of income for the year ended December 31, 2005.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information on pages 28 through 30 is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements, and in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.
/s/ Moss Adams LLC

Irvine, California
June 13, 2007

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,984,387	$25,550,515
Patient accounts receivable, net of allowance for doubtful accounts of $4,171,000 in 2006 and $3,427,000 in 2005	53,397,527	21,144,471
Related party receivables	956,361	596,301
Supplies inventory	2,233,614	1,676,500
Prepaid expenses and other assets	27,921,033	9,991,132
Deposits	1,881,544	2,524,120
Income taxes receivable	18,413	—
Deferred income taxes	—	787,000

Total current assets	100,392,879	62,270,039

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization	31,045,265	14,931,460

GOODWILL	12,316,712	7,646,046

	$143,754,856	$84,847,545

	DECEMBER 31,
	2006	2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft	$1,159,486	$—
Accounts payable	17,379,765	4,344,105
Accrued expenses	18,328,683	6,663,254
Medical claims payable	3,959,088	4,708,760
Related party payables	5,669,785	2,275,707
Income taxes payable	147,000	2,201,315
Estimated third-party payor settlements	2,640,190	5,610,607
Other current liabilities	1,219,450	1,309,357
Deferred income taxes	—	1,767,000
Current portion of capital leases	448,440	451,813
Current portion of long-term debt	9,093,668	2,033,145

Total current liabilities	60,045,555	31,365,063

LONG-TERM LIABILITIES
Deferred income taxes	—	1,958,000
Accrued professional liability reserve	2,288,000	2,288,000
Capital leases, net of current portion	695,426	620,339
Long-term debt, net of current portion	14,734,500	8,098,070

Total long-term liabilities	17,717,926	12,964,409

NON CONTROLLING INTEREST	31,299,046	17,746,674

STOCKHOLDERS’ EQUITY
Common stock, .$01 par value, 3,000 shares authorized, 100 shares issued and outstanding	1	1
Additional paid in capital	2,999	2,999
Note receivable from stockholder	(9,000,000)	—
Retained earnings	43,689,329	22,768,399

	34,692,329	22,771,399

	$143,754,856	$84,847,545

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	YEAR ENDED DECEMBER 31,
	2006	2005
REVENUE
Net patient service revenue	$336,335,806	$139,635,409
Premium revenue	26,440,384	28,580,312
Other revenue	5,510,341	1,678,946

	368,286,531	169,894,667

OPERATING EXPENSES
Compensation and employee benefits	141,878,408	51,493,423
Provision for doubtful accounts	42,161,121	25,731,743
General and administrative	73,949,811	31,773,780
Medical supplies	30,280,374	13,465,691
Professional services	27,203,252	14,045,050
Depreciation and amortization	3,573,601	1,388,162
Medical claims	1,321,107	845,433
(Gain) loss on sale of assets	(9,939)	326,282

	320,357,735	139,069,564

INCOME FROM OPERATIONS	47,928,796	30,825,103

INTEREST EXPENSE, net	(642,039)	(44,599)

GAIN ON EXTINGUISHMENT OF DEBT	104,447	2,845,071

INCOME BEFORE PROVISION FOR INCOME TAXES	47,391,204	33,625,575

INCOME TAX (BENEFIT) PROVISION	(2,682,098)	4,084,838

INCOME BEFORE EXTRAORDINARY GAIN	50,073,302	29,540,737

EXTRAORDINARY GAIN ON ACQUISITION	—	4,402,621

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	50,073,302	33,943,358

CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	(712,880)

INCOME BEFORE ALLOCATION TO NON-CONTROLLING INTEREST	50,073,302	33,230,478

ALLOCATION OF INCOME TO NON-CONTROLLING INTEREST	(27,052,372)	(27,258,407)

CONTROLLING INTEREST IN NET INCOME	$23,020,930	$5,972,071

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

		Note Receivable	Common	Additional	Retained
	Shares	from Stockholder	Stock	Paid in Capital	Earnings	Total
BALANCE, December 31, 2004	30	$—	$1	$2,999	$16,796,328	$16,799,328

Controlling interest in net income	—	—	—	—	5,972,071	5,972,071

BALANCE, December 31, 2005	30	—	1	2,999	22,768,399	22,771,399

Distributions to stockholders	—	—	—	—	(2,100,000)	(2,100,000)

Notes receivable from shareholder	—	(9,000,000)	—	—	—	(9,000,000)

Controlling interest in net income	—	—	—	—	23,020,930	23,020,930

BALANCE, December 31, 2006	30	$(9,000,000)	$1	$2,999	$43,689,329	$34,692,329

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Controlling interest in net income	$23,020,930	$5,972,071
Adjustments to reconcile controlling interest in net income to net cash provided by operating activities:
Depreciation and amortization	3,573,601	1,388,162
Loss (Gain) on sale of assets	(9,939)	326,282
Provision for doubtful accounts	42,161,121	25,731,743
Extraordinary gain on acquisition	—	(4,402,621)
Gain on extinguishment of debt	(104,447)	(2,845,071)
Deferred income taxes	(2,938,000)	2,460,000
Non controlling interest in net income	27,052,372	27,971,287
Changes in assets and liabilities net of acquisitions:
Patient accounts receivable	(74,264,177)	(28,180,154)
Supplies inventory	439,965	138,028
Prepaid expenses and other assets	(17,459,183)	(2,915,119)
Deposits	253,068	(1,552,483)
Due to/ from related parties	508,032	(49,417)
Accounts payable	13,035,659	(4,242,153)
Accrued expenses	5,526,967	(3,441,764)
Medical claims payable	(749,672)	(799,641)
Income taxes payable/ receivable	(2,072,728)	(1,559,982)
Estimated third-party payor settlements	(2,970,417)	1,345,613
Other current liabilities	14,540	2,600,314
Accrued professional liability reserve	—	(940,000)

Net cash provided by operating activities	15,017,692	17,005,095

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Veritas	—	(1,050,000)
Cash received from acquisition of Veritas	—	3,946,394
Acquisition of net assets from Sherman Oaks Health System	—	(695,758)
Purchase of property and equipment	(16,866,981)	(5,247,575)
Proceeds from the sale of assets	—	64,600
Amounts advanced for related party receivables	(2,985,048)	(10,942,291)
Amounts received from related party receivables	5,361,034	24,987,500

Net cash (used in) provided by investing activities	(14,490,995)	11,062,870

CASH FLOWS FROM FINANCING ACTIVITIES
Increase/(decrease) in bank overdraft	1,159,486	(395,728)
Proceeds from long-term debt borrowing	5,412,366	9,269,205
Payments on long-term debt	(3,064,677)	(3,404,568)
Distribution to non-controlling interest	(14,500,000)	(9,500,000)
Advances on stockholder notes receivable	(9,000,000)
Distribution to stockholder	(2,100,000)	—
Proceeds from issuance of common stock in non controlling interest	1,000,000	—
Net borrowing from lines of credit	9,000,000	—

Net cash used in financing activities	(12,092,825)	(4,031,091)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,566,128)	24,036,874

CASH AND CASH EQUIVALENTS, beginning of year	25,550,515	1,513,641

CASH AND CASH EQUIVALENTS, end of year	$13,984,387	$25,550,515

	YEAR ENDED DECEMBER 31,
	2006	2005
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:

Interest	$1,148,702	$943,729

Income taxes	$1,431,500	$2,525,000

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES

Obligations incurred for the acquisition of property and equipment	$2,420,978	$1,884,935

See accompanying notes.

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business
Prime Healthcare Services, Inc. (the “Company” or “PHSI”), formerly Desert Valley Health System, Inc., is a Delaware corporation incorporated on March 27, 2000. The Company is a holding company whose principal activity is the ownership and management of its wholly owned subsidiaries, Desert Valley Hospital, Inc. (“DVH”), Prime Healthcare Services, LLC (“PHS”), Apple Valley Surgery Center Corporation (“AVSCC”), Prime Healthcare Systems II, LLC dba Sherman Oaks Hospital (“PHS2”), Veritas Health Services, Inc. dba Chino Valley Medical Center, Prime Healthcare Huntington Beach, LLC dba Huntington Beach Hospital, Prime Healthcare La Palma, LLC dba La Palma Intercommunity Hospital, Prime Healthcare Anaheim, LLC dba West Anaheim Medical Center, Prime Healthcare Services III, LLC dba Montclair Hospital Medical Center (“PHS3”). DVH operates an 83 bed acute care hospital (“Desert Valley Hospital”) located in Victorville, California. AVSCC operates an ambulatory surgery center located in Apple Valley, California. PHS provides management and consulting services to other healthcare organizations. PHS3 was created during the year ended December 31, 2005 for the purpose of acquiring a hospital (Note 12). Sherman Oaks Hospital is a 153 bed acute care hospital located in Sherman Oaks, California. Veritas Health Services, Inc. (“Veritas”) is a 126 bed acute care hospital located in Chino California. PHSI acquired 100% of the outstanding common stock of Veritas on January 1, 2006 (Note 12). Prime Healthcare Huntington Beach, LLC (“HBH”) was formed during the year ended December 31, 2006 for the purpose of acquiring certain operating assets of VHS of Huntington Beach, Inc. dba Huntington Beach Hospital (Note 12). HBH operates a 131 bed acute care hospital located in Huntington Beach, California. Prime Healthcare La Palma, LLC (“La Palma”) was formed during the year ended December 31, 2006 for the purpose of acquiring certain operating assets of VHS of Orange County, Inc. dba La Palma Intercommunity Hospital (Note 12). La Palma operates a 141 bed acute care hospital located in La Palma, California. Prime Healthcare Anaheim, LLC (‘WAMC”) was formed during the year ended December 31, 2006 for the purpose of acquiring certain operating assets of VHS of Anaheim, Inc. dba West Anaheim Medical Center (Note 12). WAMC operates a 219 bed acute care hospital located in Anaheim, California. Prime Healthcare Services III, LLC (“Montclair”) was formed during the year ended December 31, 2006 for the purpose of acquiring certain operating assets of Doctor’s Hospital Medical Center of Montclair, L.P. dba Doctor’s Hospital Medical Center of Montclair (Note 12). Montclair operates a 102 bed acute care hospital located in Montclair, California.

Note 1 — Nature of Business (continued)
Effective January 1, 2005 the Company adopted Financial Accounting Standards Board (FASB) Financial Interpretation No. 46(R) “Consolidation of Variable Interest Entities” (FIN46(R)). The Company determined that it has a variable interest in Desert Valley Medical Group, Inc. (“DVMG”), Chino Valley Medical Group, Inc. (“CVMG”), Sherman Oaks Medical Group Management, Inc. (“SOMGM”), and Prime Management Services, Inc. (“PMSI”). It was also determined that PHSI is the primary beneficiary of these variable interest entities. The adoption of FIN46(R) resulted in a cumulative effect adjustment of $712,880 which was a reduction in income before allocation to non-controlling interest. See basis of consolidation below. DVMG was incorporated as a California professional corporation in August 1995 and is headquartered in Victorville, California. DVMG has over 60 board-certified primary care and specialty physicians, urgent care/walk-in clinics, on-site imaging, health education and access to pharmacy, and lab services. DVMG is affiliated with DVH, which is adjacent to the main campus of DVMG. CVMG was formed in February 2005 to establish a multi-specialty medical group. As of December 31, 2006 CVMG has not commenced operations. SOMGM was incorporated as a California professional corporation in October 2005 and is located in Sherman Oaks, California. PMSI was incorporated on October 18, 2005 as a California corporation. PMSI provides certain management services to hospitals owned by PHSI.

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business (continued)
Following is summarized financial statement information for DVMG as of and for the year ended December 31, 2006:

Balance Sheet Information
Current assets	$3,302,663
Property and equipment, net	753,207
Deposits	222,400
Related party receivables	2,605,740

Total Assets	$6,884,010

Current liabilities	$5,907,142
Long-term liabilities	1,701,481
Stockholder’s deficit	(724,613)

Total liabilities and stockholder’s deficit	$6,884,010

Income Statement Information

Revenue	$41,349,404
Operating expenses	37,273,223

Income from operations	4,076,181

Other, net	(11,733)

Income before income taxes	4,064,448
Income taxes	59,000

Net income	$4,005,448

Note 2 — Organization and Summary of Significant Accounting Policies
Basis of consolidation - The consolidated financial statements include the accounts of the Company, DVH, PHS, PHS2, PHS3, AVSCC, Veritas, HBH, La Palma and WAMC, after the elimination of all material intercompany transactions and balances. The Company has determined that DVMG, CVMG, SOMGM and PMSI are variable interest entities as defined by FIN 46(R). The equity of the variable interest entities have been reflected as a non-controlling interest as of December 31, 2006 and 2005. On October 1, 2005, DVMG acquired all of the outstanding shares of Veritas Health Services, Inc. dba Chino Valley Medical Center (see Note 12). DVMG’s consolidated financial statements as of and for the year ended December 31, 2005 includes the accounts of CVMC from the date of acquisition, October 1, 2005, through December 31, 2005. All inter-company accounts and transactions have been eliminated upon consolidation. The consolidation of these entities does not change any legal ownership, and does not change the assets or the liabilities and equity of PHSI as a stand-alone entity. However, certain creditors of the non-controlling interest entity have recourse to the general credit of the Company.
Net patient service revenue - Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. In some cases, reimbursement is based on formulas which cannot be determined until cost reports are filed and audited or otherwise settled by the various programs. Normal estimation differences between final settlements and amounts accrued in previous years are reflected in net patient service revenue.
Premium revenue and medical claims expense - The Company has agreements with various Health Maintenance Organizations (“HMO”) to provide medical services to enrollees. Under these agreements, the Company receives monthly capitation revenue based on the number of each HMO’s enrollees, regardless of services actually performed by the Company. Premium revenue under HMO contracts is recognized during the period in which the Company is obligated to provide services. Certain of the HMO contracts also contain shared-risk provisions whereby the Company can earn additional incentive revenue or incur penalties based upon the utilization of inpatient hospital services by assigned HMO enrollees. The Company records shared-risk revenue and expenses based upon inpatient utilization on an estimated basis. Differences between estimated shared-risk revenue or expenses and actual amounts are recorded upon final settlement with each HMO. Amounts due to unaffiliated health care providers for out of network claims are recognized as incurred. The amounts recorded are based upon projections of historical developments. Such projections are adjusted and estimates changed when developments of claims information warrant. Estimation differences are reflected in medical claims expenses.

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2 — Organization and Summary of Significant Accounting Policies (continued)
Supplies inventory - Supplies inventory is stated at cost, determined by the average cost method, which is not in excess of market.
Property and equipment - Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 15 years. Amortization of leasehold improvements is computed over the lessor of the lease term and the estimated useful lives of the assets and is included in depreciation and amortization expense.
Use of estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income taxes - As of and for the year ended December 31, 2005, income taxes were accounted for under the asset and liability method for deferred income taxes for PHSI, DVH, AVSCC and Veritas. Under this method, deferred income tax assets and liabilities result from temporary differences in the financial reporting bases and the income tax reporting bases of assets and liabilities. When it appears more likely than not that deferred taxes will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its estimated realizable value. The Company files consolidated income tax returns with its subsidiaries.
Effective January 1, 2006 PHSI, DVH, AVSCC and Veritas, filed an election to convert corporate status from Sub chapter C corporations to Sub Chapter S of the Internal Revenue Code and state law. In addition, DVH, AVSCC, Veritas and PMSI are qualified Q subs of PHSI and are included in the PHSI consolidated income tax return for the year ended December 31, 2006. In lieu of corporate income taxes, the stockholders of PHSI will be taxed on their proportionate share of PHSI’s net income as defined by the Internal Revenue Code. HBH, La Palma, WAMC, and Montclair are single member LLCs. Their taxable income and loss will be included in the PHSI consolidated income tax return for the year ended December 31, 2006. However, PHSI is subject to various state and franchise taxes. PHSI may disburse funds necessary to satisfy the stockholders’ estimated income tax liabilities.
DVMG, PMSI and SOMGM have elected to be taxed under the provision of subchapter S of the Internal Revenue Code and state law. Under these provisions, the entities do not pay corporate income taxes on their taxable income. However, the entities are subject to California franchise taxes. In addition, the stockholders’ of the entities are liable for individual federal and state income taxes on taxable income. The Company may disburse funds necessary to satisfy the stockholders’ estimated tax liability.

Note 2 — Organization and Summary of Significant Accounting Policies (continued)
Cash and cash equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Goodwill - Management evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income or discounted cash flow approach and market approach, which uses comparable data. If the carrying amount of the reporting unit exceeds fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.
For the year ended December 31, 2006, the management of the Company determined that an impairment did not exist. However, if estimates or the related assumptions change in the future, the Company may be required to record impairment charges to reduce the carrying amount of this asset.
Fair value of financial instruments - The Company’s consolidated balance sheets include the following financial instruments: cash and cash equivalents, patient accounts receivable, notes receivable, accounts payable and accrued liabilities, and long-term liabilities. The Company considers the carrying amounts of current assets and liabilities in the consolidated balance sheets to approximate the fair value of these financial instruments and their expected realization. The carrying amount of notes receivable and long-term debt approximated their fair value, based on current market rates of instruments of the same risks and maturities.
Note 3 — Concentration of Credit Risk
Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company maintains cash in bank deposit accounts at high credit quality financial institutions. The balances at times, may exceed the $100,000 federally insured limit.
Patient accounts receivable at December 31, 2006 and 2005 are comprised of the following: government programs, primarily Medicare 31% and 27%, respectively, Medi-Cal 25% and 21%, respectively, Healthcare maintenance and preferred provider organizations (managed care programs) 16% and 2%, respectively, and private pay and commercial insurance patients 28% and 50%, respectively. Management believes there are no credit risks associated with receivables from government programs. Receivables from managed care programs and others are from various payors who are subject to differing economic conditions and do not represent concentrated risks to the Company. Management continually monitors and adjusts the reserves associated with receivables, and does not require collateral. Losses due to bad debts have been within management’s estimates.

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 4 — Property and Equipment
Property and equipment consist of the following at December 31:

	2006	2005
Equipment	$40,844,735	$27,583,264
Leasehold improvements	4,726,087	2,526,609
Automobiles	3,273,016	1,426,209
Construction in progress (estimated cost to complete at December 31, 2006 is approximately $16,475,000)	2,663,488	477,641

	51,507,326	32,013,723

Accumulated depreciation and amortization	(20,462,061)	(17,082,263)

	$31,045,265	$14,931,460

Gross property and equipment includes $1,906,347 of equipment under capital lease arrangements as of December 31, 2006. Related accumulated amortization totaled approximately $587,980 as of December 31, 2006.

Note 5 — Long-Term Debt
Long-term debt consists of the following as of December 31:

	2006	2005
Line of credit with City National Bank, secured by accounts receivable, interest payable monthly at an annual rate of prime (8.25% at December 31, 2006), due March 1, 2007.	$6,000,000	$—

Term loans with GE Commercial Finance, secured by various equipment, payable in monthly installments ranging from approximately $7,000 to $140,000 including interest at fixed interests rate ranging from 6.63% to 7.44% per annum, maturing in 2010.	6,111,616	5,664,448

Term loan with City National Bank, secured by equipment, interest payable monthly at an annual rate of prime (8.25% at December 31, 2006), principal payable in monthly payments of $116,667, maturing on August 1, 2011.	6,493,450	4,295,312

Bank note payable, secured by certain real estate, bearing interest at 5.75% per annum, payable in monthly payments of $1,258, maturing in August 2024.	160,457	171,455

Line of credit with Merrill Lynch, secured by accounts receivables, interest payable monthly at an annual rate of LIBOR plus 3% (8.38% at December 31, 2006), maturing in September 2008.	3,000,000	—

Note payable with City National Bank, secured by equipment, bearing interest at LIBOR plus 1.5% per annum (6.88% at December 31, 2006), principal payable in monthly payment of $34,377 starting September 1, 2007, maturing September 1, 2012.	2,062,645	—

	23,828,168	10,131,215

Less current portion	(9,093,668)	(2,033,145)

	$14,734,500	$8,098,070

PRIME HEALTHCARE SERVICES, INC.
    AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 5 — Long-Term Debt (continued)
     Aggregate annual principal maturities of long-term debt for the five years subsequent to December 31, 2006 are as follows:

Years ending December 31,
2007	$9,093,668
2008	6,517,261
2009	3,639,390
2010	2,825,989
2011	1,312,986
Thereafter	438,874

$23,828,168

During 2005, Veritas secured a line of credit in the amount of $5,000,000. The amounts drawn on this line of credit were $3,000,000 and $0 as of December 31, 2006 and 2005, respectively. Interest on the outstanding borrowings is payable monthly at LIBOR plus 3%. The interest rate was 8.38% as of December 31, 2006. The line is secured by accounts receivable of Veritas. Under the terms of the agreement, Veritas is required to maintain certain financial and non financial covenants. Management believes Veritas was in compliance with loan covenants as of December 31, 2006.
In March 2005, DVH and DVMG secured a line of credit in the amount of $7,000,000. The amounts drawn on this line of credit by DVH were $6,000,000 and $0 at December 31, 2006 and 2005, respectively. Interest on the outstanding borrowings is payable monthly at the lender’s prime rate plus 3%. The interest rate was 8.25% as of December 31, 2006. The line is secured by accounts receivable of DVH. Under the terms of the agreement, the Company is required to maintain certain financial and non financial covenants. Management believes the Company was in compliance with the covenants as of December 31, 2006.
Note 6 — Professional Liability and Workers Compensation Insurance
The Company has entered into an agreement with Desert Valley Insurance, LTD. (“DVIL”) and ACE Insurance Company to provide workers’ compensation insurance coverage for the Company. DVIL is affiliated with the Company through common ownership. Under the terms of the agreement DVIL is obligated to insure each workers’ compensation claim up to a maximum of $500,000 per claim. Losses in excess of $500,000 per claim are insured by ACE Insurance Company.

Note 6 — Professional Liability and Workers Compensation Insurance (continued)
The Company also entered into an agreement with DVIL to provide commercial malpractice liability insurance on a claims made basis. Under the policy with DVIL the Company is covered up to a $10,000,000 general aggregate limit with no amount deductible.
     Accounting principles generally accepted in the United States of America require that a health care facility disclose the estimated costs of malpractice claims in the period of the incident of malpractice, if it is reasonably possible that liabilities may be incurred and losses can be reasonably estimated. The Company recognized an estimated liability based upon its claims experience to cover the Company’s potential exposure to incurred but unreported claims. The claim reserve is based on the best data available to the Company; however, the estimate is subject to a significant degree of inherent variability. Such an estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of professional liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying consolidated financial statements is adequate to cover such claims. Management is aware of no potential professional liability claims whose settlement, if any, would have a material adverse effect on the Company’s consolidated financial position.
The Company has evaluated whether they are required to consolidate DVIL in accordance with FIN 46(R) as of December 31, 2006, and have determined that DVIL is not required to be consolidated.
Note 7 — Leases
During the period June 1, 2004 through February 28, 2005, the Company leased the Desert Valley Hospital facility under a month to month arrangement. Effective February 28, 2005, the Company entered into a new lease for this facility which expires on February 28, 2020. The new lease provides for monthly rent payments of approximately $240,000, which is adjusted annually based on the consumer price index.
The Company leases certain equipment under various non-cancelable operating and capital lease arrangements. The leases expire on various dates through 2011. Capital leases bear interest at rates ranging from 6.0% — 9.4%.
On November 30, 2005, Veritas entered into a non-cancelable operating lease for its hospital facility which expires November 30, 2020. Veritas has an option to extend the term of the lease for three additional periods of five years each. The lease provides for a monthly base rent of $175,000, which is adjusted annually based on the greater of 2% or the consumer price index.
On December 30, 2005, PHS2 entered into a non-cancelable operating lease for its hospital facility which expires December 30, 2020. PHS2 has an option to extend the term of the lease for three additional periods of five years each. The lease provides for a monthly base rent of $175,000, which is adjusted annually based on the greater of 2% or the consumer price index.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 7 — Leases (continued)
On July 31, 2006 Montclair entered into a non-cancelable operating lease for its hospital facility which expires July 31, 2021. Montclair has an option to extend the term of the lease for three additional periods of five years each. The lease provides for a monthly base rent of $162,500, which is adjusted annually based on the greater of 2% or consumer price index.
On November 8, 2006 HBH, La Palma and WAMC entered into non-cancelable operating leases for their hospital facilities which expire November 8, 2021. These leases have an option to extend the term of the lease for three additional periods of five years each. The lease provides for a monthly base rent ranging from $98,900 to $197,900, which is adjusted annually based on the greater of 2% or consumer price index.
Lease expense consisting primarily of building rent, and equipment leases, amounted to approximately $19,063,000 and $10,692,000 for the years ended December 31, 2006 and 2005 respectively.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2006 are:

		Operating
	Capital	Lease
	Leases	Commitments
Years ending December 31,
2007	$514,655	$21,790,431
2008	342,156	20,335,114
2009	223,251	19,582,257
2010	161,131	17,594,824
2011	36,069	16,226,331
Thereafter	—	151,745,046

Total minimum lease payments	1,277,262	$247,274,002

Less amounts representing interest	(133,396)

	1,143,866

Less current portion	(448,440)

	$695,426

Note 8 — Related Party Transactions
The Company leases certain office buildings and parking facilities from a related party. The leases are for five year terms. Rent expense incurred under these leases was $985,025 and $694,985 for the years ended December 31, 2006 and 2005, respectively.
The Company purchases medical supplies from a related party within the normal course of business. For the years ended December 31, 2006 and 2005, medical supplies purchased from the related party totaled $309,035 and $357,576, respectively.
Notes receivable from related parties as of December 31:

	2006	2005
Notes receivable from Action Collection, unsecured, non interest bearing, due on demand.	$3,561	$18,697

Notes receivable from an officer of the Company, unsecured, bearing interest at 6% as of December 31, 2006, due on demand.	—	62,911

Short term unsecured advances to employees, non interest bearing, due on demand	272,169	504,253

Receivable from DVIL, related to expenses incurred in excess of deductibles.	433,080	—

Notes receivable from related party, unsecured, non interest bearing, payable on demand.	241,612	—

Various	5,939	10,440

	$956,361	$596,301

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 8 — Related Party Transactions
Notes payable from related parties as of December 31:

	2006	2005
Notes payable to Sherman Oaks Health System related to acquisition (Note 12) , unsecured, non interest bearing, payable on demand.	$94,374	$287,576

Notes payable to related party, unsecured, non interest bearing, payable on demand.	5,133,463	1,988,131

Payable to DVIL, related to the financing of insurance premiums.	273,535	—

Notes payable to Action Collection, unsecured, non interest bearing, due on demand.	168,413	—

	$5,669,785	$2,275,707

The Company uses the services of Action Collection, a related party collection agency to collect delinquent patient accounts receivable. For the years ended December 31, 2006 and 2005, agency fees paid to the related party totaled $2,009,581 and $2,018,355, respectively.

Note 8 — Related Party Transactions (continued)
The Company entered into agreements with DVIL to provide workers’ compensation insurance coverage and commercial malpractice liability insurance on a claims made basis (see Note 6). Insurance premiums paid to DVIL totaled $33,421,594 and $9,624,650 for the years ended December 31, 2006 and 2005, respectively. The Company gets reimbursement from DVIL for workers’ compensation insurance deductibles paid on behalf of DVIL.
The Company leases certain office buildings and parking facilities from a related party. The leases are for five year terms. Rent expense incurred under these leases was approximately $175,000 for the years ended December 31, 2006 and 2005.
The Company purchases medical supplies from a related party within the normal course of business. For the years ended December 31, 2006 and 2005, medical supplies purchased from the related party totaled approximately $309,035 and $357,576 respectively.
During 2006, the Company advanced $9,000,000 to an officer/stockholder. The advances are unsecured, due on demand and bear interest at 6% per annum. For financial reporting purposes the advances are being reflected as a reduction in stockholders’ equity.
Note 9 — Retirement Savings Plan
The Company has a defined contribution pension plan covering substantially all of its employees. The Company’s contribution to the plan is at the Company’s discretion but limited to the maximum amount deductible for federal income tax purposes under the applicable Internal Revenue Code. During the years ended December 31, 2006 and 2005, the Company made contributions of $513,746 and $0, respectively, to the plan.
Note 10 — Contingencies
The Company is aware of certain asserted and unasserted legal claims. While the outcome cannot be determined at this time, it is management’s opinion that the liability, if any, from these actions will not have a material adverse effect on the Company’s financial position.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 10 — Contingencies (continued)
The health care industry is subject to numerous laws and regulations of federal, state, and local governments. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as regulatory actions unknown or unasserted at this time. These laws and regulations include, but are not limited to, accreditation, licensure, and government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Violations of these laws and regulations could result in exclusion from government health care program participation, together with the imposition of significant fines and penalties, as well as significant repayment for past reimbursement for patient services received. While the Company is subject to similar regulatory review, there are no reviews currently underway and management believes that the outcome of any potential regulatory review will not have a material adverse effect on the Company’s financial position.
Management believes that the Company is in compliance with government law and regulations related to fraud and abuse and other applicable areas. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future governmental review and interpretation, as well as regulatory actions unknown or unasserted at this time.
Note 11 — Legislation
The Health Insurance Portability and Accountability Act (HIPAA) was enacted on August 21, 1996, to assure health insurance portability, reduce health care fraud and abuse, guarantee security and privacy of health information and enforce standards for health information. Organizations were required to be in compliance with certain HIPAA privacy provisions beginning April 2003. Organizations are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. Management believes that the Company is in compliance with HIPAA.
Note 12 — Acquisitions
On October 1, 2005 DVMG acquired 100% of the outstanding common stock of Veritas. The acquisition of Veritas expands and compliments the operations of the Company. The purchase price of $1,050,000 was paid in cash to the Veritas shareholders. The operating results of Veritas are included in the DVMG consolidated results from the date of acquisition through December 31, 2005. At January 1, 2006 PHSI acquired 100% of the outstanding common stock at Veritas from DVMG. The purchase price of $1,050,000 was paid in cash to DVMG.

Note 12 — Acquisitions (continued)
The acquisition of Veritas has been accounted for using the purchase method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The following table presents the allocation of the aggregate purchase price of Veritas:

Allocation at
October 1, 2005
Cash	$3,946,394
Patient accounts receivable	10,500,000
Prepaids and other current assets	5,385,839
Supplies inventory	876,212
Accounts payable and accrued expenses	(7,214,190)
Income taxes payable	(3,600,652)
Third party settlements	(2,658,868)
Pre-petiton liabilities	(1,554,114)
Accrued professional liability reserve	(228,000)
Extraordinary gain on acquisition	(4,402,621)

Purchase price	$1,050,000

Extra ordinary gain on acquisition of $4,402,621 represents the excess of the fair value of the net assets acquired over the purchase price.
On December 30, 2005 PHS2 entered into an asset purchase agreement “the agreement” with Sherman Oaks Health System. Pursuant to the agreement PHS2 acquired the operating assets and certain capital lease obligations from Sherman Oaks Health System. The purchase price of $695,758 was paid in cash to Sherman Oaks Health System. The acquisition of the operating assets and assumption of the liabilities of Sherman Oaks Health System expands and compliments the operations of the Company.

PRIME HEALTHCARE SERVICES, INC.
  AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 12 — Acquisitions (continued)
The acquisition has been accounted for using the purchase method in accordance with SFAS No. 141. The following table presents the allocation of the aggregate purchase price:

Allocation at
December 30, 2005
Prepaids and other current assets	$49,538
Supplies inventory	423,378
Major moveable equipment	846,675
Capital lease obligations	(623,833)

$695,758

On October 1, 2006 HBH entered into an asset purchase agreement with VHS of Huntington Beach, Inc. Pursuant to the agreement HBH acquired the operating assets and certain current liabilities from VHS of Huntington Beach, Inc. The purchase price of $2,048,705 was paid through the assumption of liabilities. The acquisition of the operating assets and assumption of certain current liabilities of VHS of Huntington Beach, Inc. expands and compliments the operations of the Company.
The acquisition has been accounted for using the purchase method in accordance with SFAS No. 141. The following table presents the allocation of the aggregate purchase price:

Prepaids and other current assets	$300,861
Supplies inventory	395,162
Goodwill	1,352,681
Accrued liabilities	(2,048,704)

$—

Note 12 — Acquisitions (continued)
On October 1, 2006 La Palma entered into an asset purchase agreement with VHS of Orange County, Inc. Pursuant to the agreement La Palma acquired the operating assets and certain current liabilities from VHS of Orange County, Inc. The purchase price of $1,527,251 was paid through the assumption of liabilities. The acquisition of the operating assets and assumption of certain current liabilities VHS of Orange County, Inc. expands and compliments the operations of the Company.
The acquisition has been accounted for using the purchase method in accordance with SFAS No. 141. The following table presents the allocation of the aggregate purchase price:

Allocation at
October 1, 2006
Prepaids and other current assets	$24,698
Supplies inventory	290,752
Goodwill	1,211,801
Accrued liabilities	(1,527,251)

$—

On October 1, 2006 WAMC entered into an asset purchase agreement with VHS of Anaheim, Inc. Pursuant to the agreement WAMC acquired the operating assets and certain current liabilities from VHS of Anaheim, Inc. The purchase price of $2,667,653 was paid through the assumption of liabilities. The acquisition of the operating assets and assumption of certain current liabilities VHS of Anaheim, Inc. expands and compliments the operations of the Company.
The acquisition has been accounted for using the purchase method in accordance with SFAS No. 141. The following table presents the allocation of the aggregate purchase price:

Prepaids and other current assets	$145,159
Supplies inventory	416,311
Goodwill	2,106,183
Accrued liabilities	(2,667,653)

$—

Note 13 — Income taxes
Temporary differences that result in deferred tax assets and liabilities at December 31, are as follows:

	2006	2005
Deferred tax assets, current
Accounts receivable	$—	$533,000
Accrued vacation and other accrued liabilities	—	158,000
State taxes	—	96,000

	$—	$787,000

Deferred tax liabilities,current
Prepaid expenses	$—	$1,767,000

Deferred tax liabilities, non-current
Fixed assets	$—	$1,958,000

The components of the provision (benefit) for income taxes for the year ended December 31, are as follows:

Current
Federal	$—	$979,950
State	64,521	644,888

	64,521	1,624,838

Deferred expense
Federal	$(2,497,300)	$2,091,000
State	(440,700)	369,000

	(2,938,000)	2,460,000

	$(2,873,479)	$4,084,838

The income tax benefit for the year ended December 31, 2006 is the result of the Company’s change in corporate status from Subchapter C to Subchapter S of the Internal Revenue Code (see Note 1).

Note 14 — Proceedings Under Chapter 11
On June 30, 2005 the bankruptcy court approved Veritas’s plan of reorganization from Chapter 11 bankruptcy. Pursuant to the plan Veritas will make payments in full to all creditors with approved pre-petition claims and consummate the plan through its continued operations.
The accounts of Veritas included pre-petition liabilities of $1,219,450 and $1,309,357 as of December 31, 2006 and 2005. Pre-petition liabilities include claims that are expected to be settled as part of the plan of reorganization. Pre-petition liabilities consist primarily of trade accounts payable to unsecured creditors.
Gain on extinguishment of debt of $104,447 and $2,845,071 for the year ended December 31, 2006 and 2005, respectively, represents pre-petition claims that have been discharged by the bankruptcy court or reductions in pre-petition claims resulting from settlement agreements between Veritas and the creditors.